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                                                                 Exhibit 11.01


                                   FIRST AVIATION SERVICES INC.
                        STATEMENTS RE COMPUTATION OF PER SHARE EARNINGS

                                        (HISTORICAL BASIS)
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

                                                   Quarter ended       Quarter ended     Nine months ended     Nine  months ended
                                                      10/31/97            10/31/96           10/31/97               10/31/96
                                                   --------------      --------------    ------------------    -------------------

NET INCOME PER COMMON SHARE:

Net Income before extraordinary item               $  1,647,000         $    415,000      $    4,420,000         $     2,388,000

Extraordinary item; loss  on early
  extinguishment of debt                                                                        (193,000)               (864,000)

Net Income                                           1,647,000               415,000           4,227,000               1,524,000

Preferred Stock Dividends                              (11,000)              (33,000)            (40,000)                (99,000)
                                                   ------------          ------------      --------------        ----------------
Net Income applicable to Common Stock              $ 1,636,000           $   382,000       $   4,187,000          $    1,425,000
                                                   ------------          ------------      --------------        ----------------
                                                   ------------          ------------      --------------        ----------------
Weighted average common shares outstanding           8,916,464             3,556,665           8,319,636                3,556,665

Incremental shares due to warrants to purchase
  common stock                                               -             1,286,868             143,100                1,584,457

Incremental shares due to stock options                149,850                     -             149,850                        -

Incremental shares issuable pursuant to
  SAB Topic 4D                                               -               149,850                   -                   149,850
                                                   ------------          ------------      --------------        ----------------
Total Shares                                         9,066,314             4,993,383           8,612,586                 5,290,972
                                                   ------------          ------------      --------------        ----------------
                                                   ------------          ------------      --------------        ----------------
Net income per common share before
  extraordinary item                               $      0.18          $       0.08       $        0.51           $          0.43

Extraordinary item                                           -                     -               (0.02)                    (0.16)
                                                   ------------          ------------      --------------        ----------------
Net Income per common share                        $      0.18          $       0.08        $       0.49           $          0.27
                                                   ------------          ------------      --------------        ----------------
                                                   ------------          ------------      --------------        ----------------


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